UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2014

Citizens Independent Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Ohio	333-191004	31-1441050
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

188 West Main Street Logan, Ohio 43138 (740) 385-8561
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (740) 385-8561

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective August 26, 2014, Ronald R. Reed ceased to be President and Chief Executive Officer of Citizens Independent Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, The Citizens Bank of Logan. Mr. Reed’s departure is not the result of any disagreement with the Company or the Board of Directors (the “Board”) on any matter relating to the Company’s operations, policies or practices.

(c) The Board has appointed Donald P. Wood, 69, as Interim President of the Company and Citizens Bank to be effective upon receipt of required regulatory approvals. Mr. Wood, who currently serves as Chairman of the Board, has been a director of the Company since November 1, 2012. Mr. Wood has owned and operated his own business for 28 years. He is the chair and CEO of Don Wood, Inc., automobile businesses in the Logan and Athens areas. His 16 years of banking experience includes serving as the district president of Bank Ohio’s Cambridge/Zanesville area in 1983, before becoming lead assistant director for branch administration of Florida National Bank in 1985. Mr. Wood began serving in 2000 as a Director for Oak Hill Financial in Jackson, Ohio, and continued as a Director of WesBanco after Oak Hill was acquired by WesBanco in 2007. Mr. Wood resigned his position as a Director for WesBanco in 2012. Mr. Wood is a University of Rio Grande board member, past board chair and past president. He also served as the President of the Hocking College Foundation Board. He joined Citizens as Board of Directors Chairman, President and CEO in 2012. He has an advanced degree in banking from the American Institute of Banking. Mr. Wood received an honorary Masters Degree and honorary Doctorate from the University of Rio Grande.

In connection with serving as Interim President, Mr. Wood’s compensation will consist of an annual salary of $181,480 and he will be eligible for standard employment benefits including participation in the Company’s 401(k) plan.

A copy of the letter issued to shareholders regarding this and other matters is attached as Exhibit 99.1

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit Number	Exhibit Description
99 .1	Shareholder letter dated September 2, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS INDEPENDENT BANCORP, INC.

Date: September 2, 2014
	By:	/s/ James V. Livesay
James V. Livesay
Chief Financial Officer